Exhibit 5.1
[Buchanan Ingersoll & Rooney PC letterhead]
September 16, 2009
RTI International Metals, Inc.
Westpointe Corporate Center One
155 Coraopolis Heights Road, Fifth Floor
Pittsburgh, Pennsylvania 15108
     Re: Prospectus Supplement Filed Pursuant to 424(b)(5) Filed by RTI International Metals, Inc.
Ladies and Gentlemen:
     We have acted as counsel to RTI International Metals, Inc, an Ohio corporation (the “Corporation”), in connection with the Corporation’s filing of a prospectus supplement, dated September 10, 2009, and the accompanying prospectus, dated September 8, 2009, filed pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended (collectively, the “Prospectus Supplement”), covering an aggregate of 6,900,000 shares of the Corporation’s common stock, par value $0.01 per share (the “Shares”), including up to 900,000 Shares which may be sold at the underwriters’ option. The Prospectus Supplement forms a part of the Registration Statement on Form S-3 (Registration No. 333-161304) filed by the Corporation with the Securities and Exchange Commission (the “SEC”) on August 12, 2009, amended by Amendment No. 1 thereto filed with the SEC on August 27, 2009 and declared effective by the SEC on September 8, 2009 (the “Registration Statement”).
     We have examined and relied upon the Prospectus Supplement, the Registration Statement, the Underwriting Agreement dated September 10, 2009, among the Corporation and Citigroup Global Markets Inc. and FBR Capital Markets & Co., as representatives of the several underwriters named in Schedule II thereto (the “Underwriting Agreement”), the Amended and Restated Articles of Incorporation (the “Restated Articles”) and Amended Code of Regulations (the “Regulations”) of the Corporation, the corporate minute books of the Corporation as provided to us by the Corporation, and originals or copies, certified or otherwise identified to our satisfaction, of such documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinion set forth herein.
     In our examination of the documents described above, we have assumed the genuineness of all signatures, the legal capacity of all individual signatories, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of such original documents and the completeness and accuracy of all such documents provided to us by the Corporation. As to any facts material to the opinion expressed herein, we have, when such facts were not independently established, relied upon certificates of public officials and certificates, oaths, declarations and representations of the Corporation and of its officers, directors and other representatives.

RTI International Metals, Inc.
September 16, 2009

     We have assumed that, other than with respect to the Corporation, all of the documents referred to in this opinion letter have been duly authorized by, have duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.
     We express no opinion as to the law of any jurisdiction other than the federal laws of the United States of America, the laws of the State of Ohio.
     Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, upon the issuance and delivery of the Shares and the receipt by the Corporation of all consideration therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.
     Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.
     We hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to a Current Report on Form 8-K and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Very Truly Yours, BUCHANAN, INGERSOLL & ROONEY PC
By:	/s/ Richard D. Rose
Richard D. Rose